Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q2 2015 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:
PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
MICHAEL TAFF, Chief Financial Officer, CB&I
5 p.m., Eastern Daylight Time
Thursday, July 23, 2015

Transcript Prepared Exclusively for CB&I by

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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I second quarter 2015 financial results conference call. All lines have been placed on mute to prevent background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press Star, then the number 1 on your telephone keypad. If you would like to withdraw a question, press the Pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and the SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statement.
Now I’d like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I. Thank you. Mr. Asherman, you may begin.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the second quarter of 2015. With me today is CB&I's Chief Financial Officer, Mike Taff, who will discuss the company's overall financial performance.
But before we discuss our results for the quarter, I'd like to highlight our safety performance. It's an important core value as well as a key indicator to the operational performance of companies within our industry. Now, for the first 6 months of 2015, CB&I worked over 72 million man-hours with a lost-time incident rate of .01. This translates to just one lost-time incident for every 18 million hours worked. Also included in that number are over 50 projects around the world where our employees have worked at least 250,000 hours on each project without even a recordable injury.
Examples of our industry-leading performance include our multibillion-dollar refinery expansion in Cartagena, Colombia, with more than 108 million work hours worked at this site without a single lost-time incident. At the mixed oxide fuel fabrication facility in South Carolina, we have more than 22 million hours without a lost-time incident. Our Gorgon MEI project in Australia is approaching 10 million hours without a lost-time incident, and both the Vogtle nuclear project in Georgia and our fabrication facility in Louisiana have surpassed 6.4 million hours with zero lost-time incidents.
Now, our safety record is the combination of our core values driving our organizational philosophy, which relies on tools for proactive data analysis and accountability from our leadership roles for the results and is the overall responsibility of keeping everyone safe. Our belief is zero injuries are achievable, and we continue to find ways to remain at the forefront of safety practices. And also, our relentless commitment to safety is a key element to remaining an employer of choice, an important differentiator that clients focus on.
Now let's turn to the quarter's results. During this quarter, we generated $3.2 billion in revenue, and revenues for the first half of 2015 totaled $6.3 billion, a 2 percent increase year-over-year, despite continued negative headwinds associated with foreign exchange fluctuations. While revenues for the first 6 months of the year have been negatively impacted by $390 million from foreign currency fluctuations, our operating margins are still benefiting from the wind-down of our larger reimbursable projects and the ramp-up of our fixed-price projects along the Gulf Coast.
Operating income for the quarter was almost 9 percent. Our net income of $170 million represents a 14 percent increase year-over-year. Earnings per share for the second quarter were $1.55 and $2.76 for the first 6 months. Importantly, during the quarter, we also generated positive net operating cash flows of $95 million, representing an improvement of $320 million in net operating cash from the comparable period in 2014.
New awards totaled $2.8 billion for the quarter and included a diverse mix of size, location, and end markets. Significant awards included a confidential client combined cycle gas turbine power project in the U.S. for $600 million, several maintenance services awards in North and South America, engineered products in Russia and Mexico, and in the U.S., scope increases for our large nuclear projects, as well as a variety of technology and fabrication awards globally. This mix underscores the benefits of our diversified offerings versus pure EPC models.
We're also pleased to report that we have repurchased over 4 million shares in the past few weeks, almost half the stock used for the Shaw transaction, and will continue to be in the market with the expectation to spend up to our $200 million cap within the week. We continue to believe that our stock is a great value, and we'll focus on repurchases as a capital priority by balancing the need to reinvest in the business, retain a modest dividend, and pay down debt, and with balance sheet optimization as our primary goal over the foreseeable future.
Now, our long-term backlog projections got a real boost this quarter when we were selected by Anadarko Petroleum Corporation along with our joint venture partners Chiyoda Corporation and Saipem to design and construct process and ancillary infrastructure associated with their LNG development program in Mozambique. In the fourth quarter, we expect to book around $3 billion, which represents our share of the initial phase of the project.
But we're extremely proud of the effort of our joint venture team and their performance over many past months working with Anadarko on scope, pricing, execution planning, organizational commitments, logistics and workforce. The list is very long, but we were told by Anadarko, we won not only for our LNG experience and the collective capability of our joint venture, but they are most impressed with our team's transparency, professionalism, and the obvious confidence and trust that has been established by our three companies over the many years of working together. And we plan to be in East Africa for a very long time, and we're proud to not only be part of one of the most important gas developments in the world, but also in having an opportunity to participate in the economic growth that will result from this tremendous investment of capital and skills that will contribute to a sustainable future for Mozambique.
Also, in the back half of this year, we are optimistic that we will be awarded a world-scale ethane cracker in the U.S. as we see continued development of major petrochemical projects domestically and internationally. We're also optimistic of additional business and the growing combined cycle power generation market, and we continue to expect our total traditional underpinning work across all of our end markets and businesses to be well over $4 billion of our new awards this year.
We have, however, faced some challenges in the business, particularly in not achieving our margin expectations for fabrication services as well as a significant delay of some new awards, particularly in steel plate structures which had been expected in the first half of this year. Now, we do expect that to turn around as we close in on the year and address the under-absorption in our pipe shops and award timing improves in our steel plate structure business. This should result in around a 10 percent operating margin for the consolidated group, which is still a couple of points lower than what we expect from that business going forward.

As we said earlier in the year, the troubling economic conditions in other parts of the world combined with a strong dollar and a sluggish China have slowed our traditional technology markets for new licenses and catalyst sales. While maintaining nearly 40 percent operating margins and continued confidence in achieving our operating income targets for this year, new sales are behind and will be a drag on that business for the remainder of the year, which may impact our growth trajectory in Technology going into 2016. However, consistent with last quarter, Technology's refining activity has been stronger than anticipated, driven by the need for hydrocracking projects to meet global diesel demand, and although gasoline demand is flat, the required reformulations are creating additional need for our products.
Within our Capital Services group for our Facilities and Plant Services business, the opportunity set remains solid and continues to benefit from our focus on international and end market expansion, while our Federal Services business continues to experience a challenging government market.
At the end of the quarter, our backlog approached $30 billion, including the $270 million impact due to adverse foreign currency movements in our international backlog compared to the previous year. During the quarter, we made significant progress on our Gulf Coast projects in the United States. Our LNG export terminals, Cameron and Freeport, are moving through the initial stages of development with our recruitment and training efforts continuing in full gear to staff these projects.
Our strategy of relying on traditional and nontraditional tools to attract and retain labor in the region continues to progress well. We are leveraging our traditional tools, such as robust databases, forecasting analytics, recruitment centers, partnering with trade and community colleges, and traditional advertising campaigns. However, we are also increasing our reach and scope through the use of mobile applications to reach new demographics. These tools support our ability to engage and retain craft resources by enhancing their ability to attract future opportunities within the company and effectively transition to a new project. And I'm also proud to highlight the fact that we added over 2,000 veterans to our employment roles over the past year.
The OxyChem ethane cracker in Ingleside, Texas, continues to track on schedule with progress reaching the halfway point. As we announced earlier, we recently added a new $115 million award for this project for the ethylene storage facilities at OxyChem's salt cavern location. Also in the Gulf Coast, we kicked off preliminary activities for our Shintech ethane cracker in Louisiana.

The Reficar expansion project in Cartagena, Colombia, is reaching completion later this year. We continue to provide support prior to planned commission activities by the owner, but all major scope has primarily been completed and personnel has been largely demobilized.
In Australia, the Gorgon MEI project continues to progress as we support Chevron's efforts to hit their target dates, and we continue to support Bechtel for the mechanical and electrical scope and pipe fabrication supply for their LNG contract with Chevron at Wheatstone.
Now, on our nuclear projects, I am very happy to confirm SCANA's earlier press release that the CA01 module was set into the containment vessel today at the V.C. Summer project. We expect the same milestone at Vogtle shortly, but the CA01 is a major structural module in the containment building of the nuclear island. It weighs over 1,400 tons, has 8 sub-assemblies, and consists of 47 sub-modules, and importantly, will result in opening more progressable work at both sites.
Organizationally, it's a very exciting time at CB&I. We currently have multiple initiatives to explore innovative ways to provide new solutions, services, and products to our customers, and proactively continue targeting segments of the market with higher growth and potential.
For example, we're developing new technology solutions to solidify our market share on heavy crude upgrading and meet new demand for higher octane gasolines in refining. We're also developing new offerings to our petrochemical value chain portfolio to leverage our extensive commercialization network, and we continue developing the pilot plan to test the NET Power zero CO2 emissions technology and will be well positioned to benefit from the current trend in demand for clean power generation as part of our joint venture with Exelon and the Three Rivers Group. We're also strengthening our pipe-bending technology program with new product rollouts to increase our leadership position in these markets. So the idea generation and initiatives we're currently pursuing is reflective of our proactive management of trends and one of the key benefits we derived from our integrated business model and interactions from different businesses.
Now let me turn it over to Mike who will report on the financial results for the second quarter. Mike?

MR. TAFF: Thanks, Phil, and good afternoon. Let me discuss in greater detail our financial results for the quarter.
Revenue for the second quarter was $3.2 billion, which was unfavorably impacted by $240 million due to the strengthening of the U.S. dollar versus prior year. On a constant currency basis, revenue was up 5 percent versus the prior year quarter. For the full year, we expect foreign exchange impact on our revenue to be in the $700 to $800 million range.
Gross profit for the second quarter totaled $383 million versus $381 million in the second quarter of 2014, with gross margins of 11.9 percent compared to 11.6 percent respectively, an improvement of 30 basis points. Year-to-date, our gross margin reached $753 million versus $682 million in 2014, with gross margins of 11.9 percent compared to 11 percent, an improvement of 90 basis points. These increases were primarily a result of higher margin backlog.
Selling and administrative expense decreased to $85 million from $98 million in the second quarter of 2014. Our S&A expense was 2.7 percent of revenue, down 30 basis points from 3 percent in the second quarter of 2014. Year-to-date, S&A rate is 3.1 percent of revenue compared to 3.5 percent in the comparable period of 2014, an improvement of 40 basis points. The decrease is primarily attributable to lower incentive plan cost and savings from our cost reduction initiatives. We expect our full-year S&A expense to be at or slightly less than 3 percent of revenue.
During the quarter, we generated operating income of $284 million or 8.9 percent of revenue compared to adjusted income from operations of $270 million or 8.2 percent of revenue in the corresponding 2014 period. This represents a 6 percent increase in operating income year-over-year.
Our income from operations benefited from net project savings of $16 million during the quarter. Additionally, foreign currency fluctuations during the period unfavorably impacted our operating income by $26 million relative to the comparable period in 2014.
Income tax expense in the second quarter was $79 million or 29.9 percent of pre-tax income compared to $73 million or 30.4 percent of pre-tax income for the corresponding period 2014. For the full year, we expect our effective tax rate to be within 30 to 31 percent.
Net income for the period was $170 million or 5.3 percent of revenue, an increase of $21 million or 14 percent over adjusted net income for the comparable period in 2014. Diluted earnings per share for the quarter were $1.55 compared to adjusted earnings per share of $1.36 in the comparable period in 2014.

As Phil highlighted, new awards for the second quarter totaled $2.8 billion, representing a book-to-burn ratio slightly below 1.
At the end of the quarter, our backlog was approximately $29.4 billion compared to $30.4 billion at year-end 2014. The unfavorable foreign exchange impact on our backlog was approximately $270 million.
Now let's review our operating group results for the second quarter. The second quarter revenue for Engineering Construction totaled $1.9 billion, largely in line with the comparable period in 2014. Revenue benefited from increasing activity on our LNG export terminal projects and large nuclear projects in the U.S. offset by net decreases in revenues in our cost reimbursable projects in the Asia Pacific region and Colombia. E&C revenue experienced a foreign exchange headwind of approximately $190 million compared to 2014 period.
Income from operations totaled $177 million or 9.2 percent of revenues in the second quarter compared to $133 million or 6.8 percent of revenues in 2014. Our second quarter results benefited from a higher margin mix on our projects and benefited by approximately $28 million from the net impact of changes in forecast cost, contractual entitlements, and claims on our two U.S. nuclear projects. Additionally, E&C income reflects an adverse impact of approximately $14 million compared to the 2014 period due to lower revenues resulting from the previously mentioned foreign exchange headwinds.
Fabrication Services generated second quarter revenue of $611 million, a decrease of $83 million from 2014. Our second quarter 2015 revenue decreased due to the timing of new projects, the wind-down of existing projects, and headwinds related to foreign exchange fluctuations of approximately $40 million compared to the same period in 2014. Operating income totaled $56 million or 9.2 percent of revenue compared to $78 million or 11.3 percent of revenues in 2014. Our second quarter 2015 results were adversely impacted by lower revenue volume, lower margin mix in our pipe fabrication business, and a $12 million impact from cost from project cost increases.
Technology reported revenue of $93 million compared to $102 million in the second quarter of 2014, a decrease of 9 percent. The decrease was primarily due to lower catalyst volume and the timing of new awards. Income from operations for the second quarter was $37 million, approximately 40 percent of revenue, compared to $37 million or 36 percent of revenues for the corresponding 2014 period. The increase in margin is due to a more favorable mix of work during the period.

Last, Capital Services generated revenues of $587 million, an increase of $29 million or 5 percent over the comparable period, primarily due to increased plant maintenance revenue. Income from operations for the second quarter was $15 million or 2.6 percent of revenue compared to $22 million dollars or 3.9 percent of revenue in the comparable 2014 period. The decrease is a result of reserves established during the period for uncollectable receivables of approximately $7 million.
Now turning to our balance sheet, cash flow, and liquidity. At the end of the quarter, our cash balance was $355 million. During the quarter, we generated $95 million of net operating cash flows, an improvement of over $320 million versus the second quarter of 2014. Our year-to-date net operating cash usage of $195 million represents an improvement of $180 million from the comparable period in 2014. For the first 6 months of 2015, we have invested $64 million in capital expenditures, serviced $53 million of our debt, and paid $15 million of common stock dividends.
Following the close of the quarter, we entered into financing agreements to amend or extend our existing credit facilities and establish additional financing capacity based on our assessment of an attractive lending environment, the ongoing growth in our end markets, and our strategic initiatives.
As described in our recent Form 8-K, we amended our $3.25 billion revolving credit facility to remove our borrowing sub-limit and amended our $650 million revolving facility to increase capacity to $800 million, extend the expiration to 2020, and remove our borrowing sub-limit.
We also entered into a $500 million term loan maturing in 2020 from which we prepaid $275 million of principal due in 2017 on our existing term loan.
Additionally, this week, we finalized a private debt placement for $200 million in senior notes maturing in 2025. Additional details of this debt placement will be included in our Form 10-Q.
The combination of these strategic actions increased our borrowing capacity by approximately $1.5 billion, with current total available credit capacity approaching $4 billion for borrowings, letters of credit, and bonding capacity. These changes strengthen our ability to execute our long-term backlog, return capital to shareholders, and pursue additional growth initiatives while maintaining adequate funds for our working capital needs. Moreover, this is an important strategic step towards an efficient and optimal capital structure, allowing us to extend the maturities of our total debt and positioning us to implement a formal capital allocation policy in the near future that should be favorable to our shareholders. On that topic, as Phil mentioned, since the close of the second quarter, we have repurchased approximately 4 million shares of our stock.
During the quarter, our contract capital liability position reflecting the combined balances of receivables, inventory, contracts in progress, and accounts payable decreased by $132 million compared to a $599 million net decrease in the first quarter of 2015. As expected, we improved our management of accounts payables and received several advanced payments on our U.S. lump sum projects.
In the second quarter, our large U.S. nuclear projects increased their contract capital asset position by $325 million. In the second half of this year, we expect the net contract capital position for these projects to remain roughly at current levels—in other words, cash neutral—as the setting of the CA01 modules will open up numerous high-value work fronts.
Our guidance for the year remains as previously stated. Our revenue on a constant currency basis is expected to be at the lower end of our guided range of 14.4- to $15.2 billion. Also, we expect our 2015 earnings per share performance to be within our range of $5.55 to $6.05, and we continue to expect cash flow from operating activities to approximate earnings for the full year.
In summary, we will continue delivering on our capital allocation priorities of maintaining a flexible capital structure and delivering value to our shareholders via sustainable growth, solid margins, strong cash flows, and returning capital to our shareholders.
With that, I'll turn it back over to Phil.
MR. ASHERMAN: Thanks, Mike. Let’s open the call for your questions.
TELECONFERENCE OPERATOR: All right. Ladies and gentlemen, if you’d like to ask a question, please press Star, then 1 on your telephone keypad. And your first question is going to come from the line of Michael Dudas with Stern Agee.
MR. ASHERMAN: Hello, Mike.
MR. DUDAS (Sterne Agee): Good afternoon, and kudos, Phil, on hiring those veterans. That’s great news.
MR. ASHERMAN: Thank you.
MR. TAFF: Thanks, Mike.

MR. DUDAS (Sterne Agee): First, on Technology, have bids and activity accelerated, given the mix of the business that you see in Technology, but it’s just the timing, given the current energy price and uncertainty, that’s pushing things out to—sounds like late this season, from late this year, early next?
MR. ASHERMAN: Mike, when we first talked about where our company may be impacted by volatile oil prices, oil and gas prices, we talked about Technology as certainly, in some parts of the world, being subjected to that softness, and that's what we've seen. Russia and China are a big part of our markets for many of our technologies, and of course, with the foreign exchange and the ruble to the dollar as well as the sluggishness in the Chinese economy, many of those opportunities that we saw in the first half of the year seem to be shifting to—are shifting to the right.
But counter to that, it certainly is the ethylene opportunities here in the United States and the Middle East. We're seeing some interesting refining technologies around Appalachia and other areas that are showing some real improvement, so it's a mix. It's not a—I don't think it's a sustained issue. It's just one that contracts push to the right, but we feel pretty confident that that money will be spent because those process units will have to be built.
But I think even with the mix of work, their income projections for the year are still solid. The sales line may cause some softening in next year, but we're going to have to wait and see later, later in the year before we can forecast that.
MR. DUDAS (Sterne Agee): I appreciate that. My follow-up, Phil, is as you look at your underpinning business that you talked about, the 4 billion this year of new order opportunities, is that still—is that kind of hanging in there, given the uncertainties you've seen? Is it more—geographically more better U.S., less so rest of the world? And is that where the diversity comes in with—certainly on the structured products, et cetera, that you guys can turn to in this volatility?
MR. ASHERMAN: Yeah. It's all the above. Actually, that's been fairly well predictable, even with the other uncertainties. These are projects and process units, optimizations, those type of things, which refineries and other gas processing and other type of facilities continue to need to spend, and that would also include all the Plant Services work and so the in-plant-type work that we see around the world. It would also include some engineering work that we do out of our European offices. So that in totality is going to be at least $4 billion.

Some of that also is added by our Fabrication Services, where much of our underpinning work is almost the predominant part of our new award outlook for this year. So it's quite different. But the big driver of our backlog, as you know, is our Engineering and Construction work, and that's roughly around 65 percent of our new awards this year, and we see that trend to continue going into 2016.
MR. DUDAS (Sterne Agee): And one final quick follow-up, maybe for Mike. You mentioned about the share repurchase in July. Did you or Phil indicate that—and just in a little while—that's going to be it for the year with the 200 million? Is there flexibility in that, given the recapitalization you're going through right now? I just want to clarify on that.
MR. ASHERMAN: Let me take part of that and then turn that over to Mike for some additional detail.
Remember, I think we said early in the year that our goal was to initiate a share repurchasing plan over ‘15 and ‘16 that, at a minimum, would eliminate the $9 million of shares in our share count associated with the Shaw acquisition. We had some headwinds to that in that we have a debt constraint that would allow us only to spend $200 million until we get below a 1.5 debt ratio. We're not quite there yet, so we still have that $200 million limit.
What presented an opportunity, as you know, is kind of a trifecta of opportunities between Greece, China, and the volatility in the oil prices, drop in the oil prices, which took us—which broke us through our 200-day moving average, which started our 10B(-18) and allowed us to aggressively buy some stock. So it was a great opportunity to do that.
Having said that, we possibly could get back in the market if some things happen, but as we continue to reduce our debt, that will still be a priority for our capital plans.
So, Mike?
MR. TAFF: Yeah. No, I think Phil said it all. Certainly, we are limited at this point based on our debt-to-EBITDA ratio being slightly above 1.5, but as we think about a long-term kind of formal capital allocation plan that I'd like to see us roll out over the next 12-plus months, that would certainly envision a continued return of capital to our shareholders based on the strong cash flow we see us generating in the near future.
MR. DUDAS (Sterne Agee): Excellent, gentlemen. Thank you.
MR. ASHERMAN: Thanks, Mike.

TELECONFERENCE OPERATOR: Your next question will come from the line of Chase Jacobson with William Blair.
MR. ASHERMAN: Hello, Chase.
MR. JACOBSON (William Blair): Hi. Good afternoon.
MR. TAFF: Hey, Chase.
MR. JACOBSON (William Blair): So I guess, just first, a detail question. Phil, you mentioned that there was some scope increases on the nuclear projects. You also, Mike, talked about cost improvements. Can you just quantify any of that? Particularly with the scope increases, is that approved or unapproved or anything that it's specifically related to?
MR. ASHERMAN: Well, I think we’ve had a lot of conversation over previous quarters about the additional cost and scope associated with the projects, so that’s certainly part of that.
I don’t have that number—
MR. TAFF: Yeah.
MR. ASHERMAN: —projected, Mike, do you?
MR. TAFF: Yeah. It was around—total increase for both projects was around $500 million and primarily related to the shield building, and a significant piece of that related to a number of our subcontractors. All are related to the number of design changes and all. So those were quantifications that we received this quarter, and therefore, we booked those increases in cost.
MR. ASHERMAN: What was the second part of the question, Chase?
MR. JACOBSON (William Blair): Well, no, it was just around the cost improvements, but I think he actually quantified that, so—
MR. ASHERMAN: Right.
MR. JACOBSON (William Blair): And I guess just from a bigger picture standpoint, you know, we're hearing a lot of different things in the marketplace from a lot of different companies about the speed at which a lot of these LNG or chemical projects are moving forward. You guys have a good pipeline, but you did talk about some challenges in some of the markets. I was wondering if you could just comment on the competitive environment as we go forward here. As you know, some of these chemical project investment decisions get delayed. Is the pricing getting tougher, or is it holding steady?

MR. ASHERMAN: We continue to be very confident. And if you would just want to talk about petrochemical for a minute, we had acknowledged that although there were many petrochemical projects out there, we had probably seven that were on our immediate horizon that we were going to focus on. We've been awarded three of those, between Williams and OxyChem and Shintech. We expect another large one that—as Mike likes to say, “on the lip of the cup,” if you will—before the end of the year that will be awarded, and we expect to see another one or two in 2016.
On the competitive environment there are the usual suspects here in the U.S., we've been fortunate in that most of the competition in the U.S. are U.S. contractors. So they would be the major tier contractors that you would expect to see on that list, but very few of them.
Again, the advantage that we would have in the ones that we've selected is our ability to provide the technology, and typically, if you can provide the technology and demonstrate that you have a good delivery solution, our opportunity and our ability or probability to win that job is very, very high. And so that's what we target on for the U.S.
In the international markets, it's much the same, except the list, the competitive list gets very—it gets a lot broader when you have the number of European and Japanese firms competing for that as well. So it's a little bit tougher environment. You probably see more pricing pressure on that. So we're very cautious on those jobs. We're very selective in terms of locations. Most of the work that we see are particularly in the Gulf region as opposed to other parts of the Middle East. So we're seeing those, but again, there's no indication that those won't go forward.
So, as far as LNG, I think the work in the U.S. that we have been projecting relative to Golden Pass, for example, is still working in a very preliminary stage. The work at Elba Island, of course, with Kinder Morgan buying the assets from Shell, we're continuing to work on that, as well as still feel that the Lake Charles work for BG has traction. But again, I think that will take some time, given the Shell-BG discussions.
But they still are very viable. Most all of them, if not all of them, have passed the initial hurdles as far as permitting. So there's every reason to believe over the next couple of years, those will move forward.
And then on top of that, we continue to see discussion around additional expansion for the LNG facilities we currently have under way right now. So LNG is still a big part of it, and of course, with East

Africa, we think that's a program that we're going to be involved in for decades. So we're very excited about that.
So there's a lot of that around. We see our backlog from LNG extending way past 2025, and so it will be a big part of our business for a long time.
MR. JACOBSON (William Blair): Gotcha. That’s helpful. Thank you.
MR. ASHERMAN: Okay.
TELECONFERENCE OPERATOR: Your next question will come from the line of Steven Fisher with UBS.
MR. FISHER (UBS): Hi. Good afternoon.
MR. ASHERMAN: Hello, Steve.
MR. FISHER (UBS): Hi, Phil.
MR. TAFF: Hey, Steve.
MR. FISHER (UBS): Hey, Mike. Just on the cash flow, good to see the progress there. Just to clarify, first target, I think you said approximating net income. I think you've also said in the past, $500- to $600 million. Are those going to be consistent?
And then could you just maybe give us a bit of a roadmap on how the next few quarters could play out in terms of the gains to that? Is it going to be sort of steady or a bit lumpy? And maybe how much of that depends on procurement payments versus nuclear things versus other?
MR. TAFF: Hey, Steve. Yeah. You read my mind. Yeah. I think the $500 to $600 million is a good number, and that's kind of the range we've been using, and that approximates net income—and although, you know, net income will be slightly north of $600 million based on our current EPS guidance.
As far as cash flow, absolutely. You'll see some lumpiness, and I think it will be progressively stronger in Q4 versus Q3. But that's pretty normal for historical industry standards and certainly for CB&I and all.
I think the big estimate here, as it relates to the nuclear jobs, I think getting those jobs to cash flow neutral is an important element of hitting that overall goal for the company, but certainly, we can see that happening because when you look at the increase in collections in the second half of the year versus the first half of the year, it's significant, with a number of those high-value work fronts working on improving.

And then, secondly, as you just mentioned, from a procurement standpoint on the new jobs, we see significantly less procured items and procured dollars going out in the second half of the year versus for the first half of the year. So the combination of those two items alone on the nuclear side, we see an improvement in cash flow related to the nuclear jobs in the $500 million-plus range second half compared to the first half of the year.
MR. FISHER (UBS): Okay. So there’s no timing on some of the LNG payments that we need to worry about shifting around or out of this year or anything?
MR. ASHERMAN: No. Steve, this is Phil. The progress on those jobs are as anticipated, and any down payments associated with new awards this year are certainly baked into our forecast. So those are very good in terms of cash generation, and we don't see anything to disrupt that.
MR. FISHER (UBS): Okay. And just on bookings, you've done around $5.8 billion year-to-date. I know you're not guiding to official bookings so loosely. You were targeting something around—last year around $16 billion. I know you've still got Mozambique and ethylene crackers, gas plant underpinning it. When I add it up, it still seems like it might be a few billion shy of that last-year number. Is there anything else big that we're not thinking of? I mean, it doesn't sound like you had any specific LNG projects in there. Anything else we're missing?
MR. TAFF: Yeah, Steve. No, you're exactly right. But now let me just give you a couple of numbers, I think, that will get you there because I was doing kind of the mental math yesterday as well. So if you say we’re—you know, current year-to-date we're around that $6 billion mark, your $5.8, we will talk about underpinning. It will be another additional $2 billion-plus in the back half of the year.
And then when you just take the couple of big awards that Phil had mentioned between ethylene cracker and Mozambique, that's well north of $4 billion in all. And so you add to that, that gets you up in that $12 billion-plus range right there, just adding those two or three numbers together. And then to get us to where we think we need to be in that $15-, $16 billion range, you've got another $2.5-, $3 billion award, and so I think there's a number of things in the pipeline that easily get us over that hurdle.
MR. ASHERMAN: Yeah. I mean, keep in mind we have other parts of the business, including Fabrication Services and Capital Services, which certainly add to that top line of new awards. So we feel pretty confident.

We said at the beginning of the year, it's going to be very back-end loaded, but as far as new awards approximating what we did last year, I think we're still pretty confident we can get there. Timing is always the question mark, but we think there's a lot still left in the pipeline.
I think one interesting thing we have noted too is that the new business next year, when we start talking about our guidance and plan for next year, seems to be even more robust than it was this year. So we see our funnel going into next year improving significantly than what we saw this year. So we're quite encouraged by that.
MR. FISHER (UBS): Sounds good. Thanks a lot.
MR. ASHERMAN: Right.
MR. TAFF: Thanks, Steve.
TELECONFERENCE OPERATOR: Your next question will come from the line of Martin Malloy with Johnson Rice.
MR. MALLOY (Johnson Rice): Good afternoon.
MR. ASHERMAN: Hello, Marty.
MR. MALLOY (Johnson Rice): Congratulations on a good quarter.
MR. ASHERMAN: Thanks.
MR. TAFF: Thanks, Marty.
MR. MALLOY (Johnson Rice): I just wanted to maybe follow up on the last question in terms—when you look out into ‘16, what are some of the areas where you're seeing strength in potential new awards? Is it on the power side domestically that you're confident on?
MR. ASHERMAN: Well, I don't have a specific breakdown. I can generally tell you that when you look at our concentration of work, it's pretty close to what we've seen this year, with the exception that our concentration in North America will only increase. I think we will probably end this year with work roughly split about 60 percent in the U.S., with the rest remaining somewhere else in the world.
Of course, Africa tilts that scale. I mean, at some point, it's going to be a split between Africa and the U.S.—and a heavy concentration in LNG. So we still see some power—combined cycle power generation certainly continuing into next year. I think probably only about 15 percent of our new bookings—excuse me—of our backlog is going to come from somewhere outside the U.S., which is a huge shift for us, considering a few years ago where 90 percent of our work was somewhere outside the U.S. So that's an interesting change for us but a very good change for us.
So we see some interesting opportunities in the Middle East and elsewhere. Again, East Africa, I can't talk enough about the impact that it is going to have on us long term, but certainly, we will see, I think, some more LNG come in this next year with some of the projects I mentioned as well as some additional combined cycle awards as well as everything outside the mix of work that we have—or the mix of businesses we have.
MR. MALLOY (Johnson Rice): Okay.
MR. TAFF: Yeah, Marty. This is Mike. We certainly—just to add to that briefly, I mean, certainly power is an area that we see strength over the next, you know, I'd say, up to 5 years. We're tracking 65 to 75 plants that we think will be moving from fossil into the natural gas arena, and those projects still—I mean, those are typically in that $500 to $700 million range.
MR. ASHERMAN: That’s correct. Yeah.
MR. TAFF: So those are nice-sized projects, Marty.
MR. MALLOY (Johnson Rice): Okay. And then on the steel plate structures side, you mentioned some delay in awards and, you know, kind of surprised, given all the LNG and petrochemical and NGL export facilities projects that are going on. Can you talk maybe more about where those delays are and confidence that you have that those awards are going to come through?
MR. ASHERMAN: Well, there are a couple of very large ones that impacted that. We were getting a number of—we're still selling a lot of spheres in that business and a lot of smaller work around—[audio break]—but we had a couple large ones which shifted to the left. If I were a betting man, I would probably say that one of the larger ones will probably be announced pretty soon. So that has already corrected itself.
And then there's Middle Eastern projects that we're looking at. We're going to have to work through some of the terms to get comfortable with that, so I don't know whether that will develop or not. So it was really just a matter of the new awards that we're expecting to happen in the first half of the year shifting to the other side and making them up for some other work.
So the business is still real solid, but we just had that anticipation of some business that just didn't drop this first half.

MR. MALLOY (Johnson Rice): Okay. Thank you. I’ll turn it back.
MR. ASHERMAN: All right.
MR. TAFF: Thanks, Marty.
MR. ASHERMAN: Thanks, Marty.
TELECONFERENCE OPERATOR: Your next question will come from the line of John Rogers with D.A. Davidson.
MR. ROGERS (D.A. Davidson): Hi. Good morning—or good afternoon.
MR. ASHERMAN: Good morning, John.
MR. TAFF: Hey, John.
MR. ROGERS (D.A. Davidson): I guess, Phil, just on the Fabricating Services or Fabrication Services, at this point, how much of that work is associated with upstream projects, either in backlog or current run rate?
MR. ASHERMAN: Now, when you’re talking—you’re talking about LNG, including LNG?
MR. ROGERS (D.A. Davidson): No. Not including LNG. Sorry.
MR. ASHERMAN: Okay. Very, very small. Very small.
MR. ROGERS (D.A. Davidson): Okay.
MR. ASHERMAN: Yeah. Very little. You know, we’ve got a few—if you’re talking about pipe fabrication or steel plate structures—
MR. ROGERS (D.A. Davidson): Yeah. And I guess everything. I’m just trying to think about relative, you know, pricing, commodity pricing risks, oil pricing—
MR. ASHERMAN: Right. Well, actually, that’s—
MR. ROGERS (D.A. Davidson): —risk and trying to understand that and think about how that might impact bookings or opportunities going forward.
MR. ASHERMAN: Yeah. Well, maybe 5 percent of upstream purely.
MR. ROGERS (D.A. Davidson): Okay.
MR. ASHERMAN: But I think maybe, in a way, to look at it is that if you look at just the backlog associated with our own Engineering and Construction work, that creates about a $20 billion addressable market that really hasn't taken off yet, right?
MR. ROGERS (D.A. Davidson): Mm-hmm.

MR. ASHERMAN: For our pipe fabrication and much of our tank work. So that's in addition to what other markets we can capitalize on for other owners and other contractors. So that's why we're pretty excited.
I think on the pipe side, when I was talking about under-absorption and margins, we really think that when we look at the market they have and the ability to sell at the rates that they sell at, with some, again, additional concentration of better efficiencies and different ways of doing our work, we ought to be able to raise those margins a couple points. And with the volume that we think we can get out of that business, that's a tremendous opportunity to drive more profitability to the bottom line. So that's why we talk about that a lot.
So we think there's a huge, huge opportunity there to continue to capitalize on that business. So we'll be talking about that in future quarters, but something to keep an eye on.
MR. ROGERS (D.A. Davidson): Okay. And then just in terms, I guess, especially on the Capital Services side to the business, I was under the impression you guys were thinking about what you were going to do with portions or parts of that business longer term as it relates to government. Are you through that process now? And, I mean—or is it still possible for restructurings or changes there?
MR. ASHERMAN: Well, the capital services are two—two parts to that. There's the Federal Services, which is pretty much ring-fenced and dedicated to those type of businesses for the federal and—for the federal government and related kind of projects. And then you have the other side of Capital Services, which are Plant Services, Nuclear Maintenance Services, a lot of smaller construction Capital Services for the plants, tend to be very similar in terms of margin opportunity and a very high labor concentration in those. So they're all kind of similar in what they do, just different kind of businesses and industries, so very diverse.
That's all very interesting to us. They're all making money. They're certainly not dilutive much on the business, but still, if we had an asset that isn't core or wouldn't be core to our long-term future—and many of our analysts have suggested that perhaps Federal Services may fall in that category—certainly, we would consider looking at making a change there if we had the right offer.
MR. ROGERS (D.A. Davidson): Okay. Thank you. Appreciate the help.
MR. ASHERMAN: All right, John.
MR. TAFF: Thanks, John.

TELECONFERENCE OPERATOR: Your next question will come from the line of Vishal Shah with Deutsche Bank.
MR. ASHERMAN: Hey, Vishal.
MR. SHAH (Deutsche Bank): Yeah. Hi. Thanks for taking my question. I guess my question is on the margins. The margins in the second quarter on the E&C side came slightly better than expected. How should we think about the balance of the year and what drove the performance in the margin side?
MR. ASHERMAN: Well, we were very pleased, to say the least, on the margins. Probably longer term, we still, though, would say that on a run-rate basis or year-over-year basis, I would caution to guide you any more than just what's been our traditional bandwidth for those margins, although I would suggest that we probably look at the top of that operating margin bandwidth around 7 percent as kind of a norm. We're going to have some quarters that are going to be much better and some quarters that may not be, but I think what we see in our business, there hasn't been—we haven't any reason to believe that operating margins would expand much beyond that.
The conditions just—we're performing very well. So as long as we do that, perhaps, incrementally, that will improve. And 1 percent, as you know, on the kind of volume we drive could make some huge differences. So we're continuing to push that up, but sustainable, we're not right—we’re not there yet. So I would probably look at 7 percent as the margin-to-use modeling going forward.
MR. SHAH (Deutsche Bank): Appreciate that. And just to clarify, the operating cash flow guidance of $500 to $600 million, that includes the impact of the FX, right? And also, just as you think about the capital program, you know, will that—you know, would you—would the buyback be dependent, to some extent, on your—on hitting the cash flow targets, or would that be independent?
MR. TAFF: Yeah. Well, no, it certainly would include the FX, and, no, the cash—the cash—the buyback is more predicated on our—on our leverage ratio.
MR. SHAH (Deutsche Bank): Thank you.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: Your next question will come from the line of Nicholas Chen with Alembic Global.
MR. ASHERMAN: Hello, Nicholas.

MR. CHEN (Alembic Global): Hi. This is Nick Chen for Rob Norfleet this afternoon. Thanks for taking my question, guys, and congratulations on a solid quarter. Just looking back into the nuclear projects, I was hoping we could get a little deeper into the unaccounted change orders. I know we touched on it before. Earlier you had mentioned that there were over 3,000, so I was wondering if we could quantify that a little bit more.
MR. TAFF: Well, not so much on the total, but yeah, the total volume didn't change significantly. It did—we did have a slight uptick in that. I think the total amount of the change orders and all that you will see in the 10-Q is about $1.28 billion, and then what we've recognized as revenue associated with those is a little bit north of $400 million, of which I think we've been paid about $210 million. And all those details will be in the Form 10-Q that we get—that we will get filed tomorrow morning.
MR. ASHERMAN: Let me just clarify, I think, what you may have thought. That 3,000 number was an absolute number of design adjustments that we've made. Now, not all of that results in a change order. Some of that is taken up in the original scope. It only becomes cost if we've already started the work and have to change the work. So it just—it really is an order-of-magnitude number to try to explain that this is a very complicated technology that we're dealing with. And how the—and the concurrent design with the fabrication creates those kind of challenges, but not all those 3,000 change orders results in additional cost. They were just a number of changes. But that was really meant to just describe that process, more so than just the additional cost.
MR. CHEN (Alembic Global): All right. Thank you. That clarification is very helpful. And then just a final question. Looking at the S&A number, it was definitely better than what we had forecasted. Is that a sustainable level going forward, or how should we think about that?
MR. ASHERMAN: Well, we work hard on that. We'd like to think that was pretty sustainable. We've been consistently under 3 percent or right around 3 percent, and that's where we like to be. There's nothing that we're spending around here that would suggest that we're going to need to get beyond that. So we work hard on that. We think that's a good—a good range, 2.8 to 3 percent, maybe a little over 3 some quarters, but that's where we'd like to keep it.
MR. TAFF: Yeah. I think that percentage is exactly right. I think if we can stay in that, you know, 2.8 to 3 percent long term, I think we’ll—I think it’s a good place to be.
MR. CHEN (Alembic Global): All right. And—sorry. One last final question, if that’s okay.

MR. ASHERMAN: Sure.
MR. CHEN (Alembic Global): I just saw a headline recently that NuGen signed a contract where they're going to be using three of Westinghouse's AP1000 reactors. Just looking ahead at the grand scheme of things for nuclear projects, is there any way you guys—how would you envision yourselves getting involved in a project like that?
MR. ASHERMAN: Right now, we're just—we’re just concentrating on completing the projects that we have in front of us. There's been a lot of speculation about new development. There's a lot of discussion in Washington about how nuclear is going to fit into the energy policy going forward, but it's going to take a while. So right now, we've got a lot of ways to address the nuclear industry. Remember, it's not just new builds; it's also nuclear maintenance, it's decommissioning work, it's a lot of different services work, so—and we do very well there.
We're also providing some project management support on the international projects in China, which we'd be happy to do if any of those projects developed as well.
But right now, we're just looking at the project ahead of us and doing the best job we can to try to get those over the finish line and make those the safest and most reliable plants out there. So that's how we see our role.
MR. CHEN (Alembic Global): Understood. Thanks so much, guys.
MR. TAFF: Thanks, Nick.
TELECONFERENCE OPERATOR: And it appears we have time for one final question. Your final question will come from the line of Jeff Volshteyn with J.P. Morgan.
MR. ASHERMAN: Hi, Jeff.
MR. VOLSHTEYN (J.P. Morgan): Hi. Thank you for taking my question. I wanted to ask a few small questions on the nuclear projects, and it’s really about the updates to any sort of a timeline and the tone of the conversations that you have with various parties about previous disputed amounts.
MR. ASHERMAN: What is specifically your question?
MR. VOLSHTEYN (J.P. Morgan): Is there an update to a timeline where you might get some resolution on this?
MR. ASHERMAN: Well, it's a work in progress. Again, you know, there's no denying there's a tremendous number of commercial disputes that we're working with. It's a balance between appropriately dealing with those disputes and still trying to get these projects built. So all the above in terms of the licensees and the technology providers and the consortium are working hard to do that.
I can't give you a timeline. There's no judgments or any other final decrees that would—that I could tell you that things would be determined. But we're trying to get this through settlement, not through the courts, but—so I really don't have an answer.
But that—you know, we freely admit that that certainly is one of the overhanging issues affecting certainly our share price and the narrative around these projects, and we would love to find a conclusion of that. And we certainly are investigating several pathways to get there, but at a minimum, we want to keep these things cash neutral and would hope that by the end of the year we've got this situation stabilized.
MR. TAFF: Yeah, Jeff. I mean, I think if you just look at near term, I think we're—I'm pretty optimistic about getting these projects back to cash neutral, just when I look at the scheduled payments that we have for the second half of the year versus the first half, essentially we're—you know, if we hit the milestones that we think we're capable of hitting. In addition, we have been successful just very recently in moving some milestones forward from 2016 into the back half of ‘15. Those two components combined would result in cash flows about twice as—double the amount of cash flows in the second half of the year versus the first half of the year. So we certainly view that as positive.
MR. VOLSHTEYN (J.P. Morgan): That’s helpful. And then following up on the same subject, can you help us frame—is there any exposure for CB&I from the accounting restatement at Toshiba and Westinghouse, whenever we start seeing the numbers coming through?
MR. ASHERMAN: We have not seen any impact. The only—we don't have any more insight than you have from what's being printed in the media. We have been assured, though, by Westinghouse that their business has not been affected by that, and Westinghouse has a tremendous authority in terms of their ability to meet the commitments on the projects by which—in which we're involved in. So we have not seen any impact, and we don't have any other information to the contrary.
MR. VOLSHTEYN (J.P. Morgan): That’s helpful. And a couple—a couple of questions on the guidance. Did I get this right that the tax rate that you expect now is down a little bit from the previous estimate?
MR. TAFF: I think it’s pretty consistent. I said in kind of the 30-to-31-percent range.
MR. VOLSHTEYN (J.P. Morgan): Was it a little bit higher in the past, 31 to 33?

MR. TAFF: It could have been slightly, but I think—I think still in that 30, 31 percent range is a good range for the year.
MR. VOLSHTEYN (J.P. Morgan): Okay.
MR. ASHERMAN: Yeah. I think, historically, that’s where we’ve landed. I think we had a little bit—a little bit improvement this quarter, but generally, we’ve suggested or guided to around 30 percent or 31.
MR. VOLSHTEYN (J.P. Morgan): Great. Last question on the share account. What share account do you imply in your year-end guidance? Is that the second quarter kind of minus 4 million?
MR. TAFF: Yeah. I think you just have to do that weighted average. So I think that's a good—I think that’s a good way to do it. Just make sure you weighted average the shares that we've indicated we bought in the month of July, and then that would be a good share count to use for the full year.
MR. VOLSHTEYN (J.P. Morgan): Excellent. Thank you.
MR. ASHERMAN: Thank you.
TELECONFERENCE OPERATOR: Thank you. That will conclude the Q&A session of today’s conference call. I’ll turn the conference call back over to Mr. Asherman for closing remarks.
MR. ASHERMAN: Thank you. In closing, let me thank everybody for participating on our call this afternoon. As we enter into the third quarter, 2015 is shaping up to be another strong year for CB&I. We're optimistic about our markets and prospects, and we remain confident in our ability to deliver revenue and earnings growth and convert new awards into long-term quality backlog.
So we appreciate your interest in CB&I and your confidence in our company. This concludes our call. Thank you.
TELECONFERENCE OPERATOR: Once again, we’d like to thank you for your participation on today’s conference call. You may now disconnect.